UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2025

LCI INDUSTRIES

(Exact name of registrant as specified in its charter)

Delaware	001-13646		13-3250533

(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

3501 County Road 6 East,	Elkhart,	Indiana	46514

(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code:			(574)	535-1125

N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	LCII	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Facilities

On March 25, 2025 (the “Closing Date”), LCI Industries (the “Company”) and certain of its subsidiaries entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto. The Credit Agreement provides for (i) a $600.0 million five-year revolving credit facility (of which up to $50.0 million is available for the issuance of letters of credit and up to $400.0 million is available for borrowings by the Company’s foreign subsidiaries that are designated by the Company as a borrower under the Credit Agreement, with LCI Industries B.V. as the sole foreign borrower as of the Closing Date (the “Foreign Borrowers”)) (the “Revolving Facility”) and (ii) a $400.0 million seven-year term loan facility (the “Term Loan Facility,” and together with the Revolving Facility, the “Credit Facilities”) with the Company’s subsidiary, Lippert Components, Inc., as the borrower (“Lippert” and together with the Foreign Borrowers, the “Borrowers”). The Credit Agreement also permits the Borrowers to request incremental loans under the Credit Facilities in an aggregate incremental amount equal to the sum of (A) up to the greater of (i) $370.0 million and (ii) an amount equal to 100% of EBITDA for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered pursuant to the Credit Agreement (the “Fixed Incremental Amount”), (B) the amount of any voluntary prepayments of any term loans, incremental equivalent debt or permanent reductions of the revolving commitments as in effect as of the Closing Date (which amount shall replenish, but not exceed the Fixed Incremental Amount), and (C) an unlimited additional amount of additional debt that meets certain requirements set forth in the Credit Agreement, including limitations on any incremental facility that is secured on a pari passu basis or junior basis with the Credit Facilities, in each case subject to the willingness of the lenders to fund such increase and other customary conditions as further set forth in the Credit Agreement.

The Term Loan Facility was fully funded on the Closing Date, and the Revolving Facility remained undrawn, other than for the continuance of certain letters of credit issued under the Prior Credit Agreement (as defined below) that were transitioned to the new Revolving Facility.

Security; Guaranties

All of the obligations under the Credit Facilities will be secured by a first-lien security interest in substantially all personal property of the Company, the Borrowers and certain material subsidiaries, defined as any wholly-owned domestic subsidiary that exceeds certain total asset and revenue thresholds, subject to certain excluded property, which includes exclusions for foreign assets. The obligations under the Credit Facilities will be guaranteed by the Company, the Borrowers and the Company’s material subsidiaries.

Interest Rates

Under the Credit Agreement, borrowings in U.S. Dollars will bear interest at either (a) a base rate plus an applicable margin, which for borrowings under the Revolving Facility range from 0.25% to 1.00% based on the Company’s total net leverage ratio, and for borrowings under the Term Loan Facility is 1.50%, or (b) a term SOFR rate for an interest period selected by the Company plus an applicable margin, which for borrowings under the Revolving Facility range from 1.25% to 2.00% based on the Company’s total net leverage ratio, and for borrowings under the Term Loan Facility is 2.50%. Foreign currency borrowings under the Revolving Facility will bear interest at an index rate available in such currencies with the same additional interest margins applicable to the term SOFR rate. In addition, a commitment fee will apply on the actual daily amount by which the revolving commitment exceeds revolving credit exposure at a rate that ranges from 0.175% to 0.275% based on the Company’s total net leverage ratio.

Payments and Maturity Dates

The principal balance of the loans under the Term Loan Facility (the “Term Loans”) will be repayable in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount thereof, commencing on June 30, 2025, with the balance due at maturity on March 25, 2032.

The Revolving Facility will terminate, and the principal balance thereof will be due in full, on March 25, 2030 or, if earlier, the date that is 91 days prior to the scheduled maturity date of any permitted convertible notes outstanding at any time.

In addition to the foregoing scheduled payments, Lippert will be required, under circumstances specified in the Credit Agreement, to repay the Term Loans in part from the proceeds of certain material dispositions and debt issuances, and from annual excess cash flow.

In the event that, on or prior to the date that is six months after the Closing Date, there is any repricing transaction, a prepayment premium of 1.00% on the principal amounts of the Term Loans will apply, subject to certain exceptions for repayments in connection with any change of control or any other transformative acquisition. There are no other prepayment premiums required for any prepayment of the loans under the Credit Facilities.

Representations and Warranties/Covenants

The Credit Agreement contains representations, warranties, covenants and other agreements that are customary for transactions of this type. Among other things, the Company’s covenants address financial reporting and notification, payment of indebtedness, taxes and other obligations, and compliance with applicable laws.

The Credit Agreement includes, for the benefit of the lenders under the Revolving Facility, (a) a financial covenant requiring the Company to maintain a ratio of (i) the difference of its consolidated indebtedness minus its unrestricted cash (not to exceed $175.0 million) to (ii) its consolidated EBITDA for the prior four consecutive fiscal quarters at no greater than 4.00 to 1.00; and (b) a financial covenant requiring the Company to maintain a ratio of its consolidated EBITDA to cash consolidated interest expense at no less than 3.50 to 1.00. Each of the financial covenants will be tested as of the last day of each fiscal quarter of the Company.

Amounts due under the Credit Facilities may be accelerated upon an Event of Default as defined in the Credit Agreement, such as breach of a representation, covenant or agreement of the Company or the occurrence of bankruptcy, if not otherwise waived or cured.

A copy of the Credit Agreement is attached as Exhibit 10.1 hereto and is expressly incorporated by reference herein. The foregoing description is qualified in its entirety by reference to the actual terms of the Credit Agreement.

The foregoing descriptions and the copy of the Credit Agreement have been included to provide information regarding the terms of the agreement. They are not intended to provide any other factual information about the Company. In particular, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Agreement, the Company used the proceeds from the Term Loan provided thereunder to repay in full all indebtedness, liabilities and other obligations outstanding under, and terminated, the Fourth Amended and Restated Credit Agreement dated December 14, 2018, among the Company, certain subsidiaries, JPMorgan Chase Bank, N.A., individually and as administrative agent, and other lenders (the “Prior Credit Agreement”), which provided for a $600.0 million revolving credit facility and a term loan of $400.0 million. On March 25, 2025, the Prior Credit Agreement had an outstanding balance of approximately $281.3 million, which was repaid in full on that date.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibits

10.1    Credit Agreement, dated as of March 25, 2025, by and among LCI Industries, Lippert Components, Inc., LCI Industries B.V.each other Subsidiary of the Company listed on the signature pages thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCI INDUSTRIES
(Registrant)

By: /s/ Lillian D. Etzkorn Lillian D. Etzkorn Chief Financial Officer

Dated:	March 25, 2025